UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2013

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01         Entry into Material Definitive Agreement

Convertible Debenture with Blue Tap Resources

On June 11, 2013, we entered into a letter of intent (“LOI”) with Blue Tap Resources (“Blue Tap”) pursuant to which we agreed to acquire not less than 51% of the outstanding securities of Blue Tap in consideration of an aggregate investment of $450,000 in Blue Tap’s waste water disposal facility located in Morinville, Alberta. Closing of the transaction is subject to a number of conditions precedent, including but not limited to completion of due diligence and the negotiation of a definitive long form agreement. We first announced the LOI in our Current Report on Form 8-K filed on June 14, 2013.

On July 29, 2013, in anticipation of the completion of a formal agreement with Blue Tap embodying the terms of the LOI, we entered into a Convertible Debenture Agreement (the “Debenture”) with Blue Tap pursuant to which we have agreed to deliver to Blue Tap up to CDN$300,000 (approximately USD$291,000) payable in two installments of CDN$150,000 deliverable respectively upon execution of the Debenture, and within 5 business days following receipt of regulatory approval for the re-activation of Blue Tap’s waste water disposal facility. Delivery of the first installment of CDN$150,000 has been satisfied. The funds advanced shall be secured against all present and future assets and undertakings of Blue Tap and shall be convertible at our option into a number of common shares of Blue Tap equal to 51% of its issued and outstanding voting stock. In the event that we do not acquire a 51% interest in Blue Tap, the principal amount of the Debenture shall be payable in full by July 30, 2014. The principal amount will bear no interest until maturity, whereafter it will bear interest of 8% per annum.

The foregoing description of the Debenture is qualified in its entirety by the contents of the Convertible Debenture Agreement attached as Exhibit 10.2 to this current report on Form 8-K.

Item 9.01         Financial Statements and Exhibits

10.1	Letter of Agreement with Blue Tap Resources dated June 11, 2013 (incorporated by reference to our Current Report on Form 8-K filed on June 14, 2013).

10.2	Convertible Debenture Agreement with Blue Tap Resources dated July 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director
August 2, 2013